Home Properties Reports First Quarter 2002 Results
For release:  May 3, 2002











FOR IMMEDIATE RELEASE

               HOME PROPERTIES REPORTS FIRST QUARTER 2002 RESULTS
              First Quarter Same-Store NOI Growth 9.2%; FFO Up 8.3%

ROCHESTER, NY, May 3, 2002/PRNewswire/ -- Home Properties (NYSE:HME) today released financial results for the quarter ending March 31, 2002. All results are reported on a diluted basis.

For the quarter ended March 31, 2002, Funds From Operations (FFO) was $29,183,000, or $.63 per share, compared with $26,953,000, or $.60 per share, for the quarter ended March 31, 2001. These results are in line with analysts' consensus estimates for the quarter and equate to an 8.3% increase in total FFO over the comparable prior-year period, or a 5.8% increase on a per-share basis.

Earnings Per Share (EPS) for the quarter ended March 31, 2002 was $.24 compared with $.20 for the quarter ended March 31, 2001, an increase of 23.5%. The reported EPS results include gains and losses from sales of real property and the results from discontinued operations, including the related gains and losses on such dispositions.

Effective January 1, 2002, management revised its estimates for certain depreciable lives of real estate and related assets. Certain buildings had been previously depreciated over useful lives ranging from 30-40 years. All buildings have been changed to conform to a useful life of 40 years. In addition, apartment upgrades had previously been depreciated using a life of ten years. Management believes a more appropriate useful life is 20 years based on the nature of the expenditures. This change reduced the depreciation expense for the current quarter by $2.6 million.

First Quarter Operating Results

For the first quarter of 2002, same-property comparisons (for 133 "Core" properties containing 35,848 apartment units owned since January 1, 2001) reflected an increase in rental revenues of 4.3% and net operating income of 9.2% over the first quarter of 2001. Property level operating expenses decreased by 0.7%, primarily due to lower natural gas and snow removal costs. These expense decreases were partially offset by increased personnel cost, property insurance and real estate taxes. The large savings in natural gas is a result of lower costs per decatherm associated with fixed contracts, as well as savings due to an unseasonably warm winter. Average economic occupancy for the Core properties was 90.9% during the first quarter of 2002, down from 94.2% during the first quarter of 2001, with average monthly rental rates increasing 8.1% to $829.

Occupancies for the 3,851 apartment units acquired between January 1, 2001, and March 31, 2002, (the "Recently Acquired Communities") averaged 92.0% during the first quarter of 2002, at average monthly rents of $999.

The yield on the Recently Acquired Communities during the first quarter of 2002 averaged 9.8% on an annualized basis (calculated as the net operating income from the properties, less an allowance for general and administrative expenses equal to 3% of revenues, all divided by the acquisition costs plus capital improvement expenditures in excess of normalized levels).

Interest and  Dividend  Income

Interest and dividend income decreased $805,000 during the first quarter of 2002 compared to the same period a year ago. Of this difference, $273,000 is due to a reclassification from Interest Income to Other Income, with the balance due primarily to decreased levels of financing to affiliates.

Acquisitions  and Dispositions

During the first quarter of 2002, the Company acquired six communities with a total of 1,031 apartment units in Long Island and Philadelphia. Total consideration was $100.3 million, including closing costs, or an average of $95,800 per unit. The weighted average expected first year cap rate for acquisitions closed in the first quarter of 2002 is 8.6%.

Also during the first quarter of 2002, the Company sold six communities with a total of 339 apartment units in Eastern Pennsylvania and Baltimore, Maryland for total consideration of $13.6 million, or an average of $41,100 per unit. A loss on sale of $66,000 (before minority interest) was reported in the first quarter from this transaction and is reflected in discontinued operations. In addition, a $376,000 loss on disposition of property was reported in the first quarter relating to certain expenses incurred in the first quarter of 2002 for a sale which closed in the fourth quarter of 2001. These costs represent a change in estimate from those accrued at the time of sale. Such gains and losses are not included in reported FFO results.

Subsequent to the end of the first quarter, there were additional acquisitions and dispositions that have not been reported previously in a news release. The acquisitions were closed on April 4, 2002, and consist of three additional communities for a total of 514 units, which are part of the Holiday Portfolio. Total consideration was $37.3 million, or an average of $72,700 per unit. The Company expects to close on the remaining two Holiday properties during the second quarter.

The dispositions closed in the second quarter to date include 153 units located in Rochester, New York, for a total consideration of $7.9 million, or an average of $51,500 per unit. In addition, 199 units in Syracuse, New York were sold for a total consideration of $7.1 million, or an average of $35,900 per unit. The expected weighted average first year cap rate on these sales is 10% (before a reserve for capital expenditures). A gain on sale of approximately $2 million is expected to be reported during the second quarter from these two sales. These properties are classified as held for sale at March 31, 2002, and, thus, are reflected in discontinued operations.

Capital Markets  Activities

During the first quarter of 2002, the Company raised $7.5 million by issuing additional common shares (at an average cost of $31.86 per share) under its Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP"). Approximately $2.3 million was from reinvested dividends and $5.2 million from optional cash purchases.

During the first quarter of 2002, the Company participated in three equity offerings comprised of two common equity offerings totaling 704,602 shares for $21.8 million in net proceeds and a registered preferred stock offering generating net proceeds of approximately $58.1 million. The common stock proceeds were used to acquire a portion of the Holiday Portfolio, which closed March 1, 2002. The preferred stock was issued to fund future acquisitions.

"At the time Home Properties raised the preferred capital, we anticipated making a significant acquisition in the Boston market," said Norman Leenhouts, Chairman and Co-CEO. "Unfortunately, due to deterioration in rental rates and occupancy in this market, the potential deal did not meet our hurdle rates, so we terminated discussions with the seller. While this will create some dilution in the second quarter, we continue to pursue other acquisitions that will deploy the capital accretively and satisfy our stringent acquisition criteria."

As of March 31, 2002, the Company's ratio of debt-to-total-market capitalization was 39%, with $60.7 million of unrestricted cash on hand. Mortgage debt of $1,060 million was outstanding, at fixed rates of interest averaging 7.2% and with staggered maturities averaging approximately 9 years. Interest coverage averaged 2.6 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.2 times. The coverage ratios are always at a low point during the first quarter as they are negatively affected by the seasonality experienced from winter heating costs.

The Company estimates its net asset value at March 31, 2002, to be approximately $36.00 per share (based on capitalizing the annualized and seasonally adjusted first quarter property net operating income, net of a management fee, at 9.0% and adding a 4% growth factor). The 9.0% capitalization rate, 0.5% lower than the previously quoted rate, is based on management's assessment of current market conditions.

Review and Outlook

The Company has reduced its guidance for 2002 FFO by two cents, specifically in the second quarter when FFO per share is now expected to range from $.77 to $.78. Previous guidance for the third and fourth quarters was confirmed. Today's change results in annual FFO guidance in the range of $3.06 to $3.16 per share. This change does not reflect a weakening in operations or markets but is a result of temporary dilution due to the inability to immediately invest proceeds from the Series F Perpetual Preferred Stock offering in property acquisitions. A general improvement in the apartment rental market and in economic conditions would be required to reach or exceed the mid-point of guidance.

According to Norman Leenhouts, Chairman and Co-CEO, "It is a tremendous accomplishment by Home Properties' employees to achieve 5.8% growth in FFO per share and 9.2% growth in net operating income over last year's first quarter given the weak economy and very difficult operating environment for our industry sector. We believe our geographic markets, "B" class garden style apartment product type, and strategy of repositioning communities through significant capital upgrades are all contributing to these strong results, which are among the best in the multifamily sector."

Conference Call

The Company will conduct a conference call and simultaneous webcast today at 11:00 AM ET to review the information reported in this release. To listen to the call, please dial 800-280-2151. A replay of the call will be available by dialing 800-633-8284 or 858-812-6440 and entering 20150301. Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue for a week. The prepared portion of the conference call presentation will be filed with the SEC on a Form 8-K.

The Company  webcast will be available live through the  "Investors"  section of
our  web   site,   www.homeproperties.com,   under   the   heading,   "Financial
Information",  and  archived  by 2:00  PM.

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, sales, market geographic breakdown, debt, net asset value, and earnings guidance. The supplemental information is available via the Company's web site or via facsimile upon request.

Tables  to  follow.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions, and continued access to capital to fund growth.

Home Properties is the sixth largest publicly traded apartment company in the United States. A real estate investment trust ("REIT"), with operations in selected Northeast, Midwest and Mid-Atlantic markets, the Company owns, operates, acquires and rehabilitates apartment communities. Currently, Home Properties operates 292 communities containing 50,440 apartment units. Of these, 39,861 units in 144 communities are owned directly by the Company; 7,979 units are partially owned and managed by the Company as general partner; and 2,600 units are managed for other owners. The Company also manages 2.2 million square feet of commercial space. For more information, view Home Properties' Web site at www.homeproperties.com.



     First Quarter Results              Avg. Economic
                                           Occupancy            Q1 '02                  Q1 '02 vs. Q1 '01
                                 ---------------------------    ------     ------------------------------
                                                                Average
                                                             Monthly Rent/   % Rental      % Rental
                                                               Occ Unit        Rate         Revenue        % NOI
                                                               --------
                                    Q1 '02        Q1 '01                      Growth        Growth        Growth
Core Properties(a)                  90.9%         94.2%           $829         8.1%          4.3%          9.2%

Acquisition Properties(b)           92.0%            NA_          $999          NA            NA            NA
                                    -----      ---------          ----          --            --            --

TOTAL PORTFOLIO                     91.0%         94.2%           $843          NA            NA            NA


     (a) Core Properties includes 133 properties with 35,848 apartment units owned since January 1, 2001.
     (b) Reflects 16 properties with 3,851 apartment units acquired subsequent to January 1, 2001.

                                         HOME PROPERTIES OF NEW YORK, INC.
                                   SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands, except per share data - Unaudited)
                                                                                              Three Months Ended
                                                                                                   March 31
                                                                                              2002          2001
                                                                                              ----          ----
Rental income                                                                                $89,134        $82,488
Other income - property related                                                                2,602          2,936
Interest and dividend income                                                                     373          1,178
Other income                                                                                     288            310
                                                                                             -------        -------
     Total revenues                                                                           92,397         86,912
                                                                                              ------         ------
Operating and maintenance                                                                     42,469         42,580
General and administrative                                                                     3,099          2,332
Interest                                                                                      18,026         15,545
Depreciation and amortization                                                                 15,041         14,796
                                                                                              ------         ------
     Total expenses                                                                           78,635         75,253
                                                                                              ------         ------
Income before loss on disposition of property, minority interest, and discontinued
     operations                                                                               13,762         11,659
Loss on disposition of property                                                                 (376)             -
                                                                                          -----------   -------------
Income before minority interest and discontinued operations                                   13,386         11,659
Minority interest                                                                              3,917          3,004
                                                                                           ---------      ---------
Income before discontinued operations                                                          9,469          8,655
Discontinued operations
     Income from operations of disposed properties, net of minority interest                      96            177
     Loss on disposition of property, net of minority interest                                   (40)            --
                                                                                          -----------   -------------
Net income                                                                                     9,525          8,832
Preferred dividends                                                                        (   3,382)     (   4,497)
                                                                                           ----------     ---------

Net income available to common shareholders                                                 $  6,143       $  4,335
                                                                                            ========       ========



Reconciliation from net income available to common shares to Funds From Operations:

Net income available to common shareholders                                                $   6,143      $   4,335
Preferred dividends - convertible preferred stock                                              3,277          4,497
Depreciation - real property                                                                  14,995         14,885
Depreciation - real property, unconsolidated                                                     372            104
Loss on disposition of property                                                                  376              -
Minority Interest                                                                              3,917          3,004
Minority Interest - income from discontinued operations                                           63            128
Loss on disposition of discontinued operations                                                    40              -
                                                                                         -----------    -------------
FFO (1)                                                                                      $29,183        $26,953
                                                                                             =======        =======
Weighted average shares/units outstanding:
     Shares - basic                                                                         24,842.3      21,818.6
     Shares - diluted                                                                       25,113.7      21,882.3
     Shares/units -- basic(2)                                                               40,825.5      37,581.0
     Shares/units - diluted                                                                 42,347.2      39,311.4
Per share/unit:
     Net income - basic                                                                       $.25          $.20
     Net income - diluted                                                                     $.24          $.20
     FFO - basic(3)                                                                           $.63          $.60
     FFO - diluted(4)                                                                         $.63          $.60

(1) FFO is defined as net income (calculated in accordance with generally accepted accounting principles) excluding gains or losses from sales of property, minority interest and extraordinary items plus depreciation from real property. Other similarly titled measures may not be calculated in the same manor.

(2) Basic includes common stock outstanding plus operating partnership units in Home Properties of New York, L.P., which can be converted into shares of common stock. Diluted includes additional common stock equivalents and Series B (in
2002) and Series A (in 2001) convertible cumulative preferred stock, which can be converted into shares of common stock.

(3) FFO as computed for basic is gross FFO of $29,183 and $26,953 in 2002 and 2001, respectively, less convertible preferred dividends of $3,277 and $4,497 in 2002 and 2001, respectively. (4) FFO as computed for diluted is basic FFO of $25,906 and $22,456 in 2002 and 2001, respectively, plus the Series B convertible preferred dividend of $774 in 2002 and Series A convertible preferred dividend of $950 in 2001. Series C - E convertible preferred stock is anti-dilutive during the first quarter of 2002, and Series B - E convertible preferred stock is anti-dilutive during the first quarter of 2001.

                                           HOME PROPERTIES OF NEW YORK, INC.
                                        SUMMARY CONSOLIDATED BALANCE SHEETS
                                            (in thousands - Unaudited)

                                                                   March 31, 2002             December 31, 2001
                                                                   --------------             -----------------
Real estate                                                              $2,244,975                  $2,135,078
Accumulated depreciation                                                   (215,198)                   (201,564)
                                                                        ------------                ------------
Real estate, net                                                          2,029,777                   1,933,514
Cash and cash equivalents                                                    60,731                      10,719
Cash in escrows                                                              43,885                      39,230
Accounts receivable                                                           7,024                       8,423
Prepaid expenses                                                             18,029                      17,640
Deposits                                                                      3,407                       1,145
Investment in and advances to affiliates                                     36,113                      42,870
Deferred charges                                                              5,616                       5,279
Other assets                                                                  5,154                       4,969
                                                                      -------------               -------------
Total assets                                                             $2,209,736                  $2,063,789
                                                                         ==========                  ==========
Mortgage notes payable                                                   $1,060,168                 $   960,358
Line of credit                                                                   --                      32,500
Other liabilities                                                            60,618                      59,749
                                                                      -------------               -------------

Total liabilities                                                         1,120,786                   1,052,606

Minority interest                                                           341,087                     341,854
Series B convertible preferred stock                                         24,366                      48,733
Stockholders' equity                                                        723,497                     620,596
                                                                      -------------                     -------

Total liabilities and stockholders' equity                               $2,209,736                  $2,063,789
                                                                         ==========                  ==========

Total shares/units outstanding:

Common stock                                                              25,914.7                    24,010.9
Operating partnership units                                               15,977.3                    16,002.0
Series B convertible cumulative preferred stock*                             839.8                     1,679.5
Series C convertible cumulative preferred stock*                           1,983.5                     1,983.5
Series D convertible cumulative preferred stock*                             833.3                       833.3
Series E convertible cumulative preferred stock*                             949.4                       949.4
                                                                        ----------                  ----------
                                                                          46,498.0                    45,458.6

*Potential common shares

                                                       # # #



For further information:

David Gardner, Senior Vice President and Chief Financial Officer,(716)246-4113 Charis Copin, Vice President, Investor Relations, (716) 295-4237